FIRST AMENDMENT
                                       TO
                             REIMBURSEMENT AGREEMENT

      This FIRST AMENDMENT TO REIMBURSEMENT AGREEMENT is entered into as of December 15, 1997 between UNITEL VIDEO, INC., a Delaware corporation (the "Company"), and HELLER FINANCIAL, INC. ("Heller"), as agent for the financial institutions party to the Credit Agreement (as hereafter defined).

                              W I T N E S S E T H:

      WHEREAS, the Company and Heller have entered into a Reimbursement Agreement dated as of July 1, 1997 (the "Original Reimbursement Agreement); and

      WHEREAS, the Company and Heller have agreed to amend the Original Reimbursement Agreement on the terms set forth herein (the Original Reimbursement, as amended by this Amendment, and as it may be further amended, supplemental or otherwise modified from time to time, the "Reimbursement Agreement").

      NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      SECTION 1. Definitions.

      Capitalized terms used herein and undefined shall have therespective meanings specified in the Reimbursement Agreement.

      SECTION 2. Amendment to Reimbursement Agreement.

            (a) Section 1(b) of the Reimbursement Agreement is hereby amended by amending the following defined terms in their entirety to provide as follows:

      "Bonds" means, collectively, the Issuer's Variable Rate Demand Revenue Bonds, Series 1997 (Unitel Mobile Video Project) in the original principal amount of $5,000,000 (the "First Series Bonds") and the Issuer's Variable Rate Demand Revenue Bonds, Series B of 1997 (Unitel Mobile Video Project) in the original principal amount of $3,500,000 (the "Series B Bonds").

      "Company Agreement" means the Loan Agreement, dated as of July 1, 1997, between the Company and the Issuer as amended by the First Supplement to Loan Agreement dated as of December 15, 1997, and as the same may from time to time be further amended, supplemented or modified.

      "Indenture" means the Trust Indenture, dated as of July 1, 1997, between the Issuer and PNC Bank, National Association, as trustee, as amended by the First Supplemental Indenture dated as of December 15, 1997, and as the same may from time to time be further amended, supplemented or modified.

      "Letter of Credit" means the Amended and Restated Irrevocable Letter of Credit No. ______ dated December 30, 1997 in the original face amount of $8,636,931.51 issued by Bank of America National Trust and Savings Association in favor of PNC Bank, National Association, as trustee, as the same may from time to time be amended, supplemented or modified.

      "Letter of Credit Amount" means $8,636,931.51, as reduced and reinstated as provided in the Letter of Credit.

      "Letter of Credit Bank" means Bank of America National Trust and Savings Association.

      "Pledge Agreement" means the Pledge Agreement, dated as of July 1, 1997, among the Company, PNC Bank, National Association, as escrow agent, and Agent, as amended by the First Amendment to Pledge Agreement, dated as of December 15, 1997, as the same may from time to time be further amended, supplemented or modified.

      "Preliminary Private Placement Memorandum" means, collectively, the Preliminary Private Placement Memorandum dated July 18, 1997 relating to the First Series Bonds and the Preliminary Private Placement Memorandum dated December 23, 1997 relating to the Series B Bonds (including any documents incorporated therein by reference and any amendments or supplements thereto).

      "Private Placement Memorandum" means, collectively, the Private Placement Memorandum dated July 23, 1997 relating to the First Series Bonds and the Private Placement Memorandum dated December __, 1997 relating to the Series B Bonds (including any documents incorporated therein by reference and any amendments or supplements thereto).

      "Purchase Contract" means, collectively, the Private Placement Agreement dated July 23, 1997 relating to the First Series Bonds and the Private Placement Agreement dated December 29, 1997 relating to the Series B Bonds, in each case among the Issuer, the Company and RRZ Public Markets, Inc., as the same may from time to time be amended, supplemented or modified.

      "Remarketing Agreement" means the Remarketing Agreement, dated as of July 1, 1997, among the Issuer, the Company, the Trustee and the Remarketing Agent, as amended by the Supplemental Remarketing Agreement dated as of December 15, 1997, and as the same may from time to time be further amended, supplemented or modified.

            (b) Section 1(b) of the Reimbursement Agreement is hereby further amended by adding the following defined terms in their appropriate alphabetical order:

      "First Amendment Effective Date" means the date on which this Amendment is executed and delivered by the Company and Heller.

      "First Amendment Effective Date Related Documents" means those Related Documents (or amendments or supplements thereto) executed and delivered on the First Amendment Effective Date.

            (c) Section 4(a) of the Reimbursement Agreement is hereby amended to read in its entirety as follows:

            "(b)(i) The initial term of the letter of credit (the "Initial Letter of Credit") issued under the Reimbursement Agreement on July 24, 1997 commenced on July 24, 1997. The Initial Letter of Credit is being surrendered and replaced by the Letter of Credit being issued contemporaneously with this

Amendment. The initial term of the Letter of Credit shall commence on December 30, 1997 and, subject to the occurrence of any of the events referred to in the definition of "Termination Date", end on July 24, 1999 (the "Stated Expiration Date"). Notwithstanding the foregoing, the Stated Expiration Date may be extended as provided in paragraph (ii) below."

      SECTION 3. Issuance of the Letter of Credit; Conditions Precedent to Issuance. It is understood that the provisions of Section 3 of the Original Reimbursement Agreement applied solely with respect to the issuance of the Initial Letter of Credit delivered contemporaneously with the execution and delivery of the Original Reimbursement Agreement. Accordingly, the terms of this
Section 3 shall apply with respect to the issuance of the Letter of Credit being issued on the First Amendment Effective Date.

            (a) Upon satisfaction of the conditions precedent set forth in subsections (b) and (c)of this Section, Agent shall cause the Letter of Credit Bank to issue on the date requested by the Company (the "Date of Issuance") the Letter of Credit in the initial aggregate amount equal to the initial Letter of Credit Amount, effective on the Date of Issuance and expiring on the Termination Date.

            (b) As a condition precedent to Agent's causing the Letter of Credit Bank to issue the Letter of Credit, Agent shall have received on or before the Date of Issuance the following, each dated such date, in form and substance satisfactory to Agent:

                  (i) an opinion of Karen Ceil Lapidus, Esq., General Counsel of the Company, in form and substance satisfactory to Agent;

                  (ii) an opinion of Klett Lieber Rooney & Schorling, bond counsel, in form and substance satisfactory to Agent;

                  (iii) a copy of the resolutions of the Company's Board of Directors authorizing the execution, delivery and performance by the Company of this Amendment and each First Amendment Effective Date Related Document to which the Company is, or is to be, a party, as the case may be, certified by the Secretary or an Assistant Secretary of the Company (which certificate shall state that such resolutions are in full force and effect on the Date of Issuance);

                  (iv) certified copies of all approvals, authorizations, or consents of, or notices to or registrations with, any Governmental Authority required for the Company to enter into this Amendment and the First Amendment Effective Date Related Documents to which it is, or is to be, a party;

                  (v) a certificate of a Secretary or Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Amendment and the other documents to be delivered by the Company pursuant hereto;

                  (vi) executed copies (or duplicates thereof) of the First Amendment Effective Date Related Documents, each of which shall be in form and substance satisfactory to Agent; and

                  (vii) such other documents, instruments, approvals (and, if requested by Agent, certified duplicates of executed copies thereof) or opinions as Agent may reasonably request.

            (c) On or before the Date of Issuance:

                  (i) the Company shall have paid or caused to be paid all accrued costs and expenses of Agent, including the reasonable fees and expenses of its counsel in connection with the preparation, execution and delivery of this Amendment and the First Amendment Effective Date Related Documents and the consummation of the transactions contemplated thereby;

                  (ii) the Issuer shall have duly adopted resolutions authorizing the execution, delivery and performance by the Issuer of the Series B Bonds, this Amendment and of the First Amendment Related Documents to which the Issuer is, or is to be, a party and certified copies of such resolutions shall have been delivered to Agent;

                  (iii) the Issuer and the Trustee shall have duly authorized and executed the first supplement to the Indenture and the Indenture shall be in full force and effect;

                  (iv) all conditions precedent to the issuance of the Series B Bonds (and to their purchase under the Purchase Contract relating to the Series B Bonds as specified therein) shall have occurred; and

                  (v) the Issuer shall have duly executed, issued and delivered the Series B Bonds.

      SECTION 4. Representations and Warranties; No Default. The Company represents and warrants to Agent and Lenders as follows:

      (a) This Amendment and the Reimbursement Agreement, as amended hereby, constitute legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their respective terms.

      (b) That all covenants, representations and warranties (excluding only that set forth in paragraph (d) of Section 6 of the Reimbursement Agreement) made in the Reimbursement Agreement, to the extent the same are not otherwise notified to Agent in writing, are correct in all material respects and agrees that after giving effect to the expanded definition of "Related Documents" in this Amendment, all covenants, representations and warranties shall be deemed to have been remade as of the First Amendment Effective Date.

      (c) No Event of Default or Default has occurred and is continuing or would exist after giving effect to this Amendment.

      SECTION 5. Effect on the Reimbursement Agreement.

            (a) Upon the execution on delivery of this Amendment, each reference in the Reimbursement Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Reimbursement Agreement as amended hereby.

            (b) Except as specifically amended herein, the Reimbursement Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

            (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or Lender, nor constitute a waiver of any provision of the Reimbursement Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

      SECTION 6. Governing Law. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

      SECTION 7. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same agreement.

                        SIGNATURE LINES ON FOLLOWING PAGE

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                                              UNITEL VIDEO, INC.


                                              By: /s/ Barry Knepper
                                                 -------------------------------
                                              Title: Chief Executive Officer
                                                    ----------------------------

                                              HELLER FINANCIAL, INC., as Agent


                                              By: /s/ Venkat Venkatesan
                                                 -------------------------------
                                              Title: Vice President
                                                    ----------------------------